Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ACQUIRES THE SHOPPES AT GRAYHAWK

OAK BROOK, Ill. (February 13, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced its acquisition of The Shoppes at Grayhawk for approximately $26.7 million. The Shoppes at Grayhawk is a 227,350 square-foot community retail center located in Omaha, Nebraska and is anchored by a 140,000 square-foot Lowe’s Home Improvement and a Michaels craft store. Tenants include Red Robin, Buffalo Wild Wings and Chipotle restaurants, and other retailers.

The Shoppes at Grayhawk is located in northwest suburban Omaha along the south side of West Maple Road near 144th Street.

“The Shoppes at Grayhawk represents our first acquisition in the Omaha market. The diverse economy and strong demographics in Omaha are similar to those in our other core markets,” said Bill Anderson, Inland Real Estate Corporation’s vice president of transactions. “We intend to pursue select additional acquisitions to expand our presence in the Omaha retail market.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns interests in 145 neighborhood, community and single-tenant retail centers located in the midwestern United States. Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.